Exhibit 99.1

PART I

ITEM 6.  SELECTED FINANCIAL DATA

The table below summarizes our selected historical financial information for each of the last five years. The historical selected financial information may not be indicative of our future performance and should be read in conjunction with the information contained in Management’s Discussion and Analysis of Financial Condition and Results of Operations, and the Consolidated Financial Statements and the accompanying Notes to the Consolidated Financial Statements in this report.

	Twelve Months Ended
	December 31,
	2009(1)(2)(4)	2008(2)(4)	2007(5)	2006(4)(6)	2005
	(In millions, except per share data)
Summary of Operations:
Operating revenue	$1,716.0	$1,813.6	$1,706.7	$1,409.3	$1,324.1
Operating expenses	$1,334.2	$1,374.6	$1,261.7	$1,004.1	$927.3
Operating income	$381.8	$439.0	$445.0	$405.2	$396.8
Consolidated income from continuing operations	$224.4	$254.9	$252.7	$259.5	$235.3
Discontinued operations, net of tax (8)	$16.1	$24.1	$26.1	$19.5	$16.1
Net income attributable to Equifax	$233.9	$272.8	$272.7	$274.5	$246.5
Dividends paid to Equifax shareholders	$20.2	$20.5	$20.7	$20.3	$20.2
Diluted earnings per common share
Net income from continuing operations attributable to Equifax	$1.70	$1.91	$1.83	$1.97	$1.74
Discontinued operations attributable to Equifax	$0.13	$0.18	$0.19	$0.15	$0.12
Net income attributable to Equifax	$1.83	$2.09	$2.02	$2.12	$1.86
Cash dividends declared per common share	$0.16	$0.16	$0.16	$0.16	$0.15
Weighted-average common shares
outstanding (diluted) (5)	127.9	130.4	135.1	129.4	132.2

	As of December 31,
	2009(1)	2008	2007(3)(5)	2006	2005
	(In millions)
Balance Sheet Data:
Total assets	$3,550.5	$3,260.3	$3,523.9	$1,790.6	$1,831.5
Short-term debt and current maturities (7)	$183.2	$31.9	$222.1	$330.0	$92.3
Long-term debt, net of current portion	$990.9	$1,187.4	$1,165.2	$173.9	$463.8
Total debt, net	$1,174.1	$1,219.3	$1,387.3	$503.9	$556.1
Shareholders' equity	$1,615.0	$1,323.5	$1,408.0	$844.2	$825.2

(1)
On October 27, 2009, we acquired IXI Corporation for $124.0 million. On November 2, 2009, we acquired Rapid Reporting Verification Company for $72.5 million. The results of these acquisitions are included in our Consolidated Financial Statements subsequent to the acquisition dates. For additional information about these acquisitions, see Note 2 of the Notes to Consolidated Financial Statements in this report.

(2)
During 2009 and 2008, we recorded restructuring and asset write-down charges of $24.8 million and $16.8 million, respectively ($15.8 million and $10.5 million, respectively, net of tax). For additional information about these charges, see Note 10 of the Notes to the Consolidated Financial Statements in this report.

(3)
During 2007, total debt increased as a result of our issuance of $550.0 million of ten- and thirty-year fixed rate senior notes during the second quarter, our assumption of $75.0 million in senior guaranteed notes of TALX due 2012, and the commencement of a commercial paper program for general corporate purposes.

(4)
During 2009, we recorded a $7.3 million income tax benefit related to our ability to utilize foreign tax credits beyond 2009. In 2008 and 2006, we recorded income tax benefits of $14.6 million and $9.5 million, respectively, related to uncertain tax positions for which the statute of limitations expired. For additional information about these benefits, see Note 6 of the Notes to the Consolidated Financial Statements in this report.

(5)
On May 15, 2007, we acquired all the outstanding shares of TALX. Under the terms of the transaction, we issued 20.6 million shares of Equifax common stock and 1.9 million fully-vested options to purchase Equifax common stock, and paid approximately $288.1 million in cash, net of cash acquired. We also assumed TALX’s outstanding debt, which had a fair value totaling $177.6 million at May 15, 2007. The results of TALX’s operations are included in our Consolidated Financial Statements beginning on the date of acquisition. For additional information about the TALX acquisition, see Note 2 of the Notes to Consolidated Financial Statements in this report.

(6)
On January 1, 2006, we adopted new accounting guidance regarding stock-based compensation which resulted in additional compensation expense for years ending after December 31, 2005. For additional information about our stock-based compensation, see Note 7 of the Notes to Consolidated Financial Statements in this report.

(7)
Includes a $29.0 million capital lease obligation in 2009 related to our headquarters building. For additional information about our headquarters building lease, see Note 5 of the Notes to Consolidated Financial Statements in this report.

(8)
On April 23, 2010, we sold our Equifax Enabling Technologies LLC legal entity, consisting of our APPRO loan origination software (“APPRO”) for approximately $72 million.  On July 1, 2010, we sold the assets of our Direct Marketing Services division (“DMS”) for approximately $117 million.  Both of these were previously reported in our U.S. Consumer Information Solutions segment.  We have presented the APPRO and DMS operations as discontinued operations for all periods presented.  For additional information about the discontinued operations, see Note 14 of the Notes to Consolidated Financial Statements in this report.